Rule 424(b)(3)
                                                      Registration No. 333-73385


                               HCNB BANCORP, INC.

                    Prospectus Supplement dated June 25, 1999
                                       to
                         Prospectus dated April 30, 1999


         On June 25, 1999, HCNB Bancorp, Inc. (the "Company"), exercised its right to extend its offering of common stock, from 5:00 p.m. EST on June 30, 1999 to 5:00 p.m. EST on August 31, 1999. ACCORDINGLY, SUBSCRIPTIONS TO PURCHASE COMMON STOCK IN THE OFFERING WILL BE RECEIVED UNTIL 5:00 P.M. EST ON AUGUST 31, 1999, UNLESS THE COMPANY SELLS ALL OF THE SHARES OFFERED BEFORE THAT DATE. As described in the Company's Prospectus dated April 30, 1999, the Company reserves the right to terminate the offering.